Exhibit 23

actcpas.com

101 Washington Street East
P.O. Box 2629
Charleston, WV 25329
304.346.0441 office│ 304.346.8333 fax
800.642.3601

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-156744, 333-178039, and 333-212234 on Form S-8, and Nos. 333-157136 and 333-172314 on Form S-3) of Energy Services of America Corporation of our report dated December 28, 2018, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of Energy Services of America Corporation for the year ended September 30, 2018.

Charleston, West Virginia

December 28, 2018

Bridgeport, WV • Buckhannon, WV • Charleston, WV • Columbus, OH • Meadville, PA • Morgantown, WV • New Castle, PA • Pittsburgh, PA